Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

ClearSign Combustion Corporation

Seattle, Washington

We consent to the incorporation by reference in Registration Statement of ClearSign Combustion Corporation on Form S-8 with respect to the registration of 403,863 shares of the Company’s common stock for the Company’s 2011 Equity Incentive Plan of our report dated February 26, 2015, relating to the balance sheets of ClearSign Combustion Corporation as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014 which is contained in the annual report on Form 10-K filed on February 26, 2015.

/s/ GUMBINER SAVETT INC.

May 12, 2015

Santa Monica, California